Exhibit T3A-39

LIMITED LIABILITY COMPANY CHARTER I, BARBARA K. CEGAVSKE, the Nevada Secretary of State, do hereby certify that KYND-STRAINZ LLC did on January 8, 2016, file in this office the Articles of Organization for a Limited Liability Company, that said Articles of Organization are now on file and of record in the office of the Nevada Secretary of State, and further, that said Articles contain all the provisions required by the laws governing Limited Liability Companies in the State of Nevada. Certified By: Electronic Filing Certificate Number: C20160108-0084 You may verify this certificate online at http://www.nvsos.gov/ IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 8, 2016. BARBARA K. CEGAVSKE Secretary of State

NEVADA STATE BUSINESS LICENSE KYND-STRAINZ LLC Nevada Business Identification # NV20161012662 Expiration Date: January 31, 2017 IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 8, 2016 BARBARA K. CEGAVSKE Secretary of State In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. You may verify this license at www.nvsos.gov under the Nevada Business Search. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.